Exhibit 11.1

(Translation)

The Nidec Group Compliance Code of Conduct

The Nidec Group’s business philosophy is to grow healthily and contribute to the global society (the “royal road of business management”). Our reputation for honesty and integrity among our customers, shareholders, investors, and other stakeholders is a key to the growth and prosperity of the Group. We will not achieve any result through violations of laws and regulations or through disingenuous business transactions.

This Nidec Group Compliance Code of Conduct (this “Code of Conduct”) provides for specific guidance for all Nidec Group management members, executives and employees to comply with not only domestic/foreign laws and regulations but also social rules, ethics, etc. in the Company’s daily business activities, in order to stay on the royal road of business management.

This Code of Conduct will apply to Nidec Corporation, its consolidated companies, and all of their management members, executives and employees after undergoing these companies’ required procedures.

I.	The Basic Philosophy (The Seven Compliance Principles)

We hereby establish the following “Seven Compliance Principles” as the basic philosophy of this Code of Conduct, and, as the global society’s legal, regulatory, and corporate requirements change with the times, we will always keep in mind the spirit of the Principles, promote healthy business activities, and stay on the “royal road of business management” as a global manufacturer that contributes to establishing a sustainable society.

1.	We will comply with all laws and regulations and act based on noble business ethics.

2.	We, as a global manufacturing company, will ensure we produce defect-free and quality products.

3.	We will ensure we disclose timely and accurate information.

4.	We will ensure we properly manage and use company information and assets.

5.	We will ensure we keep our work environments safe and comfortable.

6.	We will compete freely and fairly, and we will not engage in any anticompetitive conduct.

7.	We will ensure we create and maintain a compliance system that is necessary and sufficient to comply with the Code of Conduct.

II.	The Compliance Code of Conduct

1.	Compliance with all laws, regulations, and business ethics

We will comply with all laws and regulations and act based on noble business ethics.

(Staying on the “royal road of business management”)

-	We must recognize ourselves as members of the international society, comply with each country’s domestic and international laws and regulations, fulfill the Company’s social responsibilities based on high business ethics and stay on the “royal road of business management.”

-	We will avoid acts that can be misunderstood by society as improper or against corporate ethics.

(Respecting basic human rights and banning discriminatory treatments)

-	In all of our business activities, we must respect basic human rights, and not engage in any discriminatory treatment or human rights violations.

(Ban on bribery, etc., and maintaining transparent political and governmental relations)

-	We must maintain healthy and transparent political and governmental relations.

-	Inside or outside of our country, we will not provide or promise any improper money, goods, or any other economic profit to any government officials or those equivalents.

(Ban on insider trading)

-	We will not engage in any act that violates insider trading regulations, such as trading in the Company’s securities while in possession of material non-public information regarding the Company and/or tip or pass on non-public information to any other person.

(Environmental protection)

-	We recognize that global environmental protection is a social responsibility of a global company, comply with individual countries’ environmental regulations, use resources proactively and effectively, and strive to conserve energy.

(Securing self-correcting functions)

-	If we identify any violation or threatened violation of laws, regulations, internal rules, etc. by our management members, executives or employees, we will correct such violation immediately, and strictly handle such violation.

(Compliance with this Code of Conduct)

-	We recognize that any violation to this Code of Conduct may result in a disciplinary action, etc. based on applicable laws, regulations, internal rules, etc., and comply with this Code of Conduct.

2.	Securing product safety and quality

We, as a global manufacturing company, will ensure we produce defect-free and quality products.

(Securing product safety)

-	To secure the safety of our products, we must comply with each country’s relevant laws, regulations, rules, etc. on product safety, quality and reliability, and properly ensure the safety of all of our products.

(Prevention of misrepresentation, accidents and disputes)

-	We will not present or advertise any information in any misleading way to our customers, and we will do our very best to prevent accidents and disputes by preparing easy-to-understand specifications, user manuals, etc.

-	If any defect is found in any of our company’s products, we must consider the product user’s safety and interest as the first priority and will promptly take action to minimize negative consequences such as quickly communicating the defect to the product’s users.

(Providing high-quality products)

-	To respond to society’s and our customers’ expectations, we will ensure that we efficiently produce and supply high-quality products.

3.	Proper information disclosure

We will ensure we disclose timely and accurate information.

(Timely disclosure of company information)

-	To ensure our business management’s transparency, we will disclose our company information to our shareholders, investors, and other stakeholders proactively, timely, properly, and clearly.

(Accurate recording and document filing)

-	We will properly record all work-related information based on laws, regulations, internal rules, etc., ensure that no misleading or false statement or error will be on internal documents, and keep such documents for a specified period of time.

(Proper accounting and account reporting)

-	We must always ensure accuracy of our company’s accounting reports based on the proper accounting in compliance with relevant laws, regulations, and standards.

4.	Protecting and proper use of company information and assets

We will ensure we properly manage and use company information and assets.

(Management of confidential information)

-	We must strictly manage personal information and other confidential information of the Company both during and after employment, based on internal rules, etc. to prevent improper disclosure or leak of such information, and we will not use such information either improperly or unfairly.

-	We will not unfairly obtain any information on our customers, suppliers or any other business partners, etc., and will not use any of such information obtained in the course of our business for any purpose other than legitimate purposes.

(Appropriate management of company property)

-	We must promote the reasonable management and use of the Company’s assets and ensure that they are used efficiently and for legitimate business purposes, and must not use any company assets, tangible or intangible, for personal purposes, or lose or damage any of such assets unfairly.

(Appropriate use of intellectual property rights and non-violation of intellectual property rights of others)

-	We will actively strive to create intellectual property rights such as patent rights, trademarks, copyrights, and similar rights, and we will use such rights in an appropriate manner. Any violation of the intellectual property rights of others will not be tolerated.

-	If intellectual property is created during the course of professional duty, employees shall cooperate with the patent application process of the Company, conduct appropriate patent maintenance, and ensure its integrity.

(Ban on acts that cause conflict of interest)

-	We will not tolerate any personal act of our executives or employees that results in detriment to the Nidec Group’s corporate activities, or that interferes or conflicts, or has the potential to interfere or conflict, with the interests of the Nidec Group.

5.	Safe and comfortable work environment

We will ensure we keep our work environments safe and comfortable.

-	We will give first priority to the respect for human rights, comply with labor-related laws and regulations, and realize safe and comfortable work environments.

-	Based on the understanding that the most important management resource of a company is its human resource, we endeavor to create comfortable work environments, in which all Nidec Group executives and employees can feel their work is worthwhile and fully exercise their abilities.

6.	Ban on unfair competition

We will compete freely and fairly, and we will not engage in any anticompetitive conduct.

(Fair trade and free competition)

-	We will comply with all individual countries’ competition and antimonopoly laws, and engage in fair business transactions.

-	We will not engage in cartel, price fixing, bid-rigging, market allocations, or any other act that impedes fair and free competitions, or engage in any act that would cause suspicion for such act.

(Ensuring transparency in transactions with customers and vendors)

-	When selecting vendors, we will conduct a fair and transparent evaluation, in accordance with such selection standards as safety, quality, environmental aspects, price and delivery time as well as with applicable laws and regulations. There is no differentiation between domestic and non-Japanese service providers, and we will have our doors open to the entire world.

(Ensuring transparent relations with stakeholders)

-	When communicating with our stakeholders, we will refrain from any acts that may be misleading or suspicious to the public, and we will be open, honest, and moderate.

-	We will not offer our private customers any personal rebates, commissions, or any other improper benefits.

(Prohibition of illegal acquisition of information and attentiveness towards wrongdoing of customers and vendors)

-	Information about other companies must be obtained by appropriate methods and handled carefully. Due care with regards to wrongdoing of customers or partner companies will be exercised.

(Prohibition of acts causing obstruction of business)

-	We will not engage in any acts causing obstruction of other companies’ businesses or in any misleading representations of products and similar unfair business practices.

7.	Designing a compliance system

We will ensure we create and maintain a compliance system that is necessary and sufficient to comply with the Code of Conduct.

(Maintenance and operation of a compliance system)

-	In order to continuously maintain and improve our compliance system, (i) the principal executive officers shall assume the responsibility for maintaining, operating and evaluating a compliance system based on the basic framework for internal control as established by the board of directors, and (ii) the manager-level employees shall be responsible for maintaining and operating a compliance system with regards to the sections and duty assignments under their supervision.

-	We will prepare and maintain a detailed compliance manual and measures based on the Code of Conduct, and ensure our ability to appropriately address various situations in our daily business activities.

-	The Compliance Committee, the Compliance Office as well as the compliance managers who shall be responsible for compliance in each department and at each business unit shall perform a central role at their respective levels in the system.

(Utilization of an internal reporting system)

-	When it is discovered that one’s own actions or the actions of any other management members, executives or employees are in actual or possible violation of legal requirements or company policies or procedures, such actions will be immediately reported to the Compliance Office or the Nidec Global Compliance Hotline.

-	Any person who is reporting any such violation via the internal reporting system may choose to remain anonymous in reporting such violation. We prohibit retaliatory action against anyone who, in good faith, reports such violation.

(Systematic response to antisocial forces)

-	If we are approached by antisocial forces, we will promptly take necessary action. We, as a company, will stand firmly against any illegitimate claims and requests for illegal transactions.

(Awareness-raising for management members, executives and employees)

-	In addition to raising awareness of and disseminating this Code of Conduct through educational and training activities, the management members, executives and employees should also deeply internalize the principles embodied in this Code of Conduct, and carry out a true compliance practice in which each individual thinks independently and acts properly.

(Effective monitoring and evaluation)

-	The Internal Audit Department will conduct monitoring and evaluation of the compliance system through audits of operational activities, and, in the event it identifies significant concerns and problems, it will propose and recommend improvement measures to eliminate those concerns and problems.

(Responsible conduct in a crisis)

-	In the case of socially-prohibited behavior, for example illegal or other improper activities occurring within the Company, or if such behavior is suspected, we will take appropriate action, such as informing, and fully cooperating with any investigation by, the competent authorities.

(Amendments of this Code of Conduct)

-	Any amendment of this Code of Conduct will be made only by the Board of Directors and will be disclosed as required or indicated by law or stock exchange regulation.